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                                                                   EXHIBIT 99(a)

[LETTERHEAD OF NORTHEAST UTILITIES SYSTEMS APPEARS HERE]

News Release


Contact for Northeast Utilities:     Contact for Yankee Energy:

    Media - Gail Jamin                     Media - Sandy St. Pierre
    (860) 665-5221                         (203) 639-4661

    Investors - Jeff Kotkin                Investors - Thomas Dorsey
    (860) 665-5154                         (203) 639-4643

              Northeast Utilities and Yankee Energy System, Inc.
                         Announce $679 Million Merger

      BERLIN, Connecticut, June 15, 1999 - Northeast Utilities (NYSE: NU) and Yankee Energy System, Inc. (NYSE: YES) of Meriden, CT, announced today that they have agreed to a merger in which YES will become a subsidiary of NU. The transaction is valued at $679 million, including the assumption of outstanding YES debt of approximately $201 million. The purchase is subject to approval of YES shareholders and several regulatory agencies and is expected to close in the first quarter of 2000.

      Shareholders of Yankee Energy will receive $45.00 a share, 45% payable in NU shares and 55% payable in cash. If closing of the transaction does not occur within six months after YES shareholder approval is received, the per share consideration will increase by $0.005 per share per day. Shareholders will be able to specify the percentage of the consideration they wish to receive in
stock and in cash, subject to proration.   Yankee shareholders who elect to
receive stock will receive a number of shares of NU based on the average price of NU's stock during a 20-day period prior to closing. The transaction is expected to be tax free to Yankee shareholders to the extent they receive common stock of NU. The combination will be accounted for using the purchase method of accounting and is expected to be earnings accretive in the first full year after closing.

      "We are excited to welcome Yankee Energy to the NU family," said Michael
G. Morris, chairman, president and chief executive officer of NU. "With the advent of competition in the electric utility industry and NU's vision to be a leading provider of energy products and services in the Northeast, we have been looking forward to adding new energy sources to our portfolio. Yankee Gas is the largest natural gas distributor in Connecticut with one of the most modern gas distribution systems in the region, and we are thrilled to have such a high quality company join us.

      "Adding gas to our energy mix will enable NU to broaden services to our existing customers and provide us with a platform to expand throughout the Northeast where we believe there is substantial opportunity for long-term growth."

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